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                                                                       EXHIBIT 5

                                                               December 27, 1994

Montgomery Ward Holding Corp.
Montgomery Ward Plaza
Chicago, Illinois 60671-0042

  RE: MONTGOMERY WARD HOLDING CORP.
    REGISTRATION STATEMENT ON FORM S-8
    (THE "REGISTRATION STATEMENT")

Gentlemen:

  We have served as counsel to Montgomery Ward Holding Corp., a Delaware corporation (the "Company"), in connection with the above-referenced Registration Statement. We have examined the Certificate of Incorporation of the Company, its By-laws, minutes of meetings of stockholders and directors and such other records and documents as we consider necessary for the purpose of rendering this opinion.

  In our opinion:

    1. The Company is organized and existing under the Business Corporation Law of the State of Delaware.

    2. The Company has authorized 2,400,000 shares of Class A Common Stock, Series 3, $.01 par value (the "Series 3 Shares"), of which zero Series 3 Shares are issued and zero Series 3 Shares are outstanding.

    3. The 2,000,000 Series 3 Shares covered by the Registration Statement to be awarded or sold by the Company, when issued and delivered by the Company in accordance with the terms of the Montgomery Ward & Co., Incorporated Stock Ownership Plan, and the Voting Trust Certificates to be issued and exchanged therefor, will be validly issued, fully paid, and non-assessable when so issued.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "INTERESTS OF NAMED EXPERTS AND COUNSEL" that is part of the Registration Statement.

                                          Very truly yours,

                                          Altheimer & Gray